Exhibit 10.42

WAFER SUPPLY AND SERVICES AGREEMENT

among:

Jazz Semiconductor

a Delaware limited liability company

and

Skyworks Solutions, Inc.

a Delaware corporation

Dated as of May 2, 2003

Confidential treatment is being requested for portions of this document.  This copy of the document filed as an exhibit omits the confidential information subject to the confidentiality request.  Omissions are designated by the symbol [...***...].  A complete version of this document has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	“Affiliate”	1

	1.2	“Basic Price”	1

	1.3	“Capacity”	2

	1.4	“Conexant Spin-off”	2

	1.5	“Contract Price”	2

	1.6	“Current Average Probe Yield	2

	1.7	“Delivery Note”	2

	1.8	“Engineering Wafers”	2

	1.9	“Fab Yield”	2

	1.10	“Lot”	2

	1.11	“Maximum Capacity”	2

	1.12	“Move”	2

	1.13	“MPD”	2

	1.14	“Non-Specialty Wafers”	2

	1.15	“Party”	3

	1.16	“Pizza Mask Wafers”	3

	1.17	“Photomasks”	3

	1.18	“Planning Yield Assumption”	3

	1.19	“Probe Services”	3

	1.20	“Probe Yield”	3

	1.21	“Process Failure”	3

	1.22	“Production Wafers”	3

	1.23	“Purchase Order”	3

	1.24	“Purchase Order Release	3

	1.25	“Quality Specifications”	3

	1.26	“Risk Materials”	3

	1.27	“Segment”	3

	1.28	“Specialty Wafers”	4

	1.29	“Specifications”	4

		Page

13.9	Notices	23

13.10	Assignment	23

13.11	Waiver	24

13.12	Severability	24

13.13	Counterparts and Facsimile	24

13.14	Rules of Construction	24

13.15	Entire Agreement	24

EXHIBIT A	PRICING

EXHIBIT B	WAFER VOLUME COMMITMENTS

SCHEDULE 1	FORECAST

SCHEDULE 2	WAFER MOVES TABLE

EXHIBIT C	RULES OF CHANGE, OPERATION, AND RELEASE PROCEDURES

EXHIBIT D	NEWPORT BEACH FAB CAPACITY

EXHIBIT E	WAFER CYCLE TIMES

EXHIBIT F	QUALITY SPECIFICATIONS

EXHIBIT G	DELIVERY AND LOGISTICS

EXHIBIT H	REPORTS

v

CONFIDENTIAL

Wafer Supply and Services Agreement

This Wafer Supply and Services Agreement (the “Supply Agreement”) is entered into as of May 2, 2003 (the “Skywork Effective Date”) by and between Jazz Semiconductor a Delaware limited liability company (“Jazz” or “Company”) and Skyworks Solutions, Inc. a Delaware corporation (“Skyworks”).

Recitals

A.            Conexant Systems, Inc. (“Conexant”), Company, and Carlyle Capital Investors, L.L.C. entered into a Contribution Agreement dated February 23, 2002 (the “Contribution Agreement”)pursuant to which Conexant contributed to Company the assets used to provide specialty process foundry services and to manufacture semiconductor wafers at a facility in Newport Beach, California (the “Newport Beach Fab”).

B.            Skyworks began operations in June 2002, following the completion of the merger between Alpha Industries, Inc. and Conexant Systems, Inc.’s wireless communications business.

C.            A Wafer Supply and Services Agreement was entered into as of March 30, 2002 (the “CNXT Effective Date”) by and between Conexant Systems, Inc., a Delaware corporation (“Conexant”) and Specialtysemi, Inc. a Delaware corporation now known as Jazz Semiconductor, Inc. (the “CNXT Supply Agreement”)  The CNXT Supply Agreement contains Section 2.1 (f)  (iii) stating each Conexant Spin-off (a “Participating Spin-off”) may enter into a separate agreement with Company containing all of the terms and conditions of the CNXT Supply Agreement, in which case the Participating Spin-off will order Wafers directly from Company.

D.            Skyworks desires to enter into such Supply Agreement, to purchase from Company semiconductor wafers and related foundry, manufacturing, and probe services.  Company is willing to supply such wafers and services to Skyworks on the terms and conditions of this Supply Agreement.

Now, Therefore, in consideration of the mutual covenants and agreements contained in this Supply Agreement, the Parties agree as follows:

Agreement

1.             Definitions. Capitalized terms not expressly defined elsewhere in this Supply Agreement have the following meanings:

1.1          “Affiliate”  means any entity that at any time during the term of this Supply Agreement controls, is controlled by, or is under common control with a Party, where control means direct or indirect ownership of fifty percent (50%) or more of the outstanding voting stock or other equity interests ordinarily having voting rights.

1.2          “Basic Price”  is defined in Exhibit A (Pricing).

1.3          “Capacity”  means, as of any date for any period, the number of MPD capable of being completed at the Newport Beach Fab during such period, based on available equipment, tools, and personnel, without additional capital spending, equipment purchases, or hiring of personnel.

1.4          “Conexant Spin-off” means any entity that is a successor of any portion of the business of Conexant resulting from a spin-off, sale, or divestiture of such business, regardless of whether Conexant retains an equity or ownership interest in such entity.  Without limiting the foregoing, the Parties agree and acknowledge that Mindspeed Technologies and Conexant’s wireless business (formerly referred to within Conexant as “LeaderCo”, herein referred to as “Skyworks”) are, or upon the date of divestiture will be, Conexant Spin-offs.

1.5          “Contract Price” is defined in Exhibit A (Pricing).

1.6          “Current Average Probe Yield means, for a particular type of Wafer, the Probe Yield established by averaging the Probe Yield for two hundred (200) Wafers of such type in each of the three previous Segments.

1.7          “Delivery Note” means the delivery instructions provided by Skyworks to Company for Wafers ordered by Skyworks.

1.8          “Engineering Wafers” means non-production Wafers manufactured by Company for qualification or testing and may include Pizza Mask Wafers.

1.9          “Fab Yield” means the percentage deviation between a particular number of Wafers for which fabrication is commenced at the Newport Beach Fab, and the number of such Wafers for which fabrication is successfully completed, irrespective of probe results.

1.10        “Lot” means a single lot of Wafers that are processed together at the Newport Beach Fab.  Each Lot of Production Wafers, Pizza Mask Wafers (other than Engineering Wafers), or Risk Materials shall consist of twenty-five (25) Wafers.  Each Lot of Engineering Wafers shall consist of no less than five (5) and no more than twenty-five (25) Wafers.

1.11        “Maximum Capacity” means, as of any date for any period, the maximum number of MPD capable of being completed at the Newport Beach Fab during such period based on available equipment, tools, and personnel, without additional capital spending or equipment purchases.  Maximum Capacity as of the Effective Date is reflected in Exhibit D (Newport Beach Fab Capacity).

1.12        “Move” means completion with respect to a single Lot of an individual stage in any of the processes required in fabricating Wafers at the Newport Beach Fab, as described in Exhibit B, Schedule 2.

1.13        “MPD” means Moves per day at the Newport Beach Fab.

1.14        “Non-Specialty Wafers” means all Wafers of all types other than Specialty Wafers.

1.15        “Party” means either Skyworks or Company, as the context requires, and “Parties” means Skyworks and Company collectively.

1.16        “Pizza Mask Wafers” means multiple device designs on a single Wafer.

1.17        “Photomasks” means precision photographic quartz or glass plates containing microscopic images of integrated circuits for use as master images to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits and other semiconductor products.

1.18        “Planning Yield Assumption” means, for any given type of Wafer, the expected percentage deviation between the number of Wafers specified for delivery in a Purchase Order and the total number of Wafers actually delivered, as set forth in Exhibit B, Schedule 2 as such exhibit may be updated from time to time upon written notice from Company.

1.19        “Probe Services” means electrical testing of individual semiconductor wafers on a substrate.

1.20        “Probe Yield” means the percentage deviation between a particular number of Wafers for which probing is conducted at the Newport Beach Fab, and the number of such Wafers that probe successfully.

1.21        “Process Failure” means a fault or flaw in the performance of any process within the fabrication operation that is not due to designs, specifications, Photomasks, or instructions provided by Skyworks or Conexant.

1.22        “Production Wafers” means Wafers manufactured by Company at the Newport Beach Fab after successful qualification and approval for mass production.

1.23        “Purchase Order” means a written blanket order for the purchase of a specified quantity of Wafers or Probe Services submitted by Skyworks to Company.

1.24        “Purchase Order Release“ means a written release issued by Skyworks authorizing Company to commence processing of the Wafers under a Purchase Order.

1.25        “Quality Specifications” means the Wafer quality standards and criteria set forth in Exhibit F (Quality Specifications), as may they be modified by written agreement of the Parties from time to time.

1.26        “Risk Materials” means Wafers specifically identified by Skyworks in a Purchase Order as “Risk Materials” that are to be manufactured by Company pursuant to Skyworks’ Specifications, but for which compliance with the Quality Specifications is specifically waived.  “Risk Materials” may include the following: unverified mask sets, unverified process changes, no supporting qualification data, and known design rule violations.

1.27        “Segment” means any one of the following two-calendar month periods: April-May, June-July, August-September, October-November, December-January, and

February-March.  Segments shall be numbered sequentially during the term of this Supply Agreement, commencing with Segment 1, which began April 2002, the first full Segment following the CNXT Effective Date.

1.28        “Specialty Wafers” means Bipolar, Bi-CMOS, and SiGe Wafers.

1.29        “Specifications” means the technical specifications for the Wafers in effect at the Newport Beach Fab immediately prior to the CNXT Effective Date, as they may be modified from time to time by written agreement of the Parties, or if such technical specifications did not exist as of the CNXT Effective Date, then those technical specifications mutually agreed to in writing by the Parties for such Wafers, as they may be modified from time to time written agreement of the Parties.

1.30        “Third-Party Requirement means any oral or written commitment from a customer (other than Conexant or a Conexant Spin-Off or a Conexant Affiliate) to engage Company to manufacture Wafers or provide related services for such customer at the Newport Beach Fab, which commitment is reasonably likely to result in a binding obligation.

1.31        “Uncommitted Available Capacity” means, at any given time, the Capacity remaining at the Newport Beach Fab after excluding all Capacity necessary to fulfill the Company’s commitments under this Supply Agreement and Third-Party Requirements.

1.32        “Wafers” means semiconductor wafers to be processed and prepared for shipping by Company at the Newport Beach Fab including Engineering Wafers, Production Wafers, Pizza Mask Wafers, and Risk Materials.

1.33        “Wafer Volume Commitment” is defined in Section 2.1(a) (Volume Commitments).

1.34        “WOPD” means a number of Wafers for which the fabrication process is completed at the Newport Beach Fab in a single day.

1.35        “WSPD” means a number of Wafers for which the fabrication process is commenced at the Newport Beach Fab in a single day.

2.             Purchase and Supply Obligations.

2.1          Skyworks Purchase Obligations.

(a)           Volume Commitments.  Subject to the terms and conditions of this Supply Agreement and in accordance with the procedures set forth in Section 3.3 (Purchase Orders; Purchase Order Releases; Specialty Wafers), Skyworks will submit Purchase Orders to Company for the manufacture of, and will purchase pursuant to such Purchase Orders, Wafers in volumes sufficient to meet the minimum MPD purchase commitments set forth in Exhibit B, Schedule 1 (the “Wafer Volume Commitments”), at the prices set forth below.

(b)           Segments 1 Through 6.  During Segments 1 through 6:

(i)            Skyworks shall meet the Wafer Volume Commitment corresponding to the current Period set forth in Exhibit B, Schedule 1.

(ii)           For any of Segments 1 through 6 in which the number of Wafers purchased by Skyworks at the end of the Segment is less than the greater of (i) the Wafers ordered in the Purchase Order for such Segment described in Section 3.3(a) and (ii) the Wafer Volume Commitment for such Segment, in addition to the amounts paid for Wafers purchased, Skyworks shall pay the following in respect of the shortfall in the Wafers purchased compared to the greater of (i) the Wafers ordered in the Purchase Order for such Segment described in Section 3.3(a) and (ii) the Wafer Volume Commitment (the “Shortfall”):

(1)           [. . . *** . . .] of the Contract Price for the Shortfall up to the difference between the Wafer Volume Commitment and the Wafers ordered in the Purchase Order described in Section 3.3(a) (unless the number of Wafers ordered in the Purchase Order described in Section 3.3(a) equals or exceeds the Wafer Volume Commitment, in which case this portion will be equal to [. . . *** . . .]); plus

(2)           [. . . *** . . .] of the Contract Price for the portion of the Shortfall not covered in Section 2.1(b)(ii)(1) above (if any), up to the lesser of (i) the difference between (A) the number of Wafers purchased in the Working Segment and (B) the Wafer Volume Commitment (unless the number of Wafers purchased exceeds the Wafer Volume Commitment, in which case this amount will be equal to [. . . *** . . .]); and (ii) the difference between the Wafers covered in Section 2.1(b)(ii)(1) and [. . . *** . . .] of the Wafer Volume Commitment; plus

(3)           [. . . *** . . .] of the Contract Price for the portion of the Shortfall not covered in Section 2.1(b)(ii)(1) or in Section 2.1(b)(ii)(2) above (if any).

Example 1.  The Wafer Volume Commitment is [. . . *** . . .] WSPD.  Thirty days prior to the beginning of the Working Segment, Conexant/Skyworks orders the Wafer equivalent of [. . . *** . . .] WSPD for the Working Segment.  At the end of the Segment, Conexant/Skyworks purchases the Wafer equivalent of [. . . *** . . .] WSPD.  The Shortfall is the Wafer equivalent of [. . . *** . . .] WSPD.  Conexant/Skyworks pays [. . . *** . . .] on a Wafer equivalent of [. . . *** . . .] WSPD, [. . . *** . . .] on a Wafer equivalent of [. . . *** . . .] WSPD, and [. . . *** . . .] on a Wafer equivalent of [. . . *** . . .] WSPD.

Example 2.  The Wafer Volume Commitment is [. . . *** . . .] WSPD.  Thirty days prior to the beginning of the Working Segment, Conexant/Skyworks orders the Wafer equivalent of [. . . *** . . .] WSPD for the Working Segment.  At the end of the Segment, Conexant/Skyworks purchases the Wafer equivalent of [. . . *** . . .] WSPD.  The Shortfall is the Wafer equivalent of [. . . *** . . .] WSPD.  Conexant/Skyworks pays [. . . *** . . .] on a Wafer equivalent of [. . . *** . . .] WSPD, and [. . . *** . . .] on the Wafer equivalent of [. . . *** . . .] WSPD.

(iii)         If, in any of Segments 1 through 6, Skyworks fails to meet the Wafer Volume Commitment or to purchase Wafers ordered in the Purchase Order for such Segment described in Section 3.3(a), and as a result pays any amounts pursuant to Section 2.1(b)(ii), and, prior to the end of Segment 6, purchases Wafers in excess of the Wafer Volume Commitment for the Working Segment, then Skyworks shall be required to pay only [. . . *** . . .] of the Contract Price for all Wafers purchased in such Working Segment in excess of the Wafer Volume Commitment, until the total number purchased up to that time equals the greater of (A) the average of the total Wafer Volume Commitment for Segments 1 through 6, pro-rated to the time in question; or (B) the average of the total Wafers ordered in Purchase Orders pursuant to Section 3.3(a) during Segments 1 through 6 for which Skyworks paid amounts pursuant to Section 2.1(b)(ii), pro-rated to the time in question.  Skyworks will pay the Contract Price, Basic Price, or other price specified in this Supply Agreement, as appropriate, for any additional Wafers purchased in the Working Segment thereafter.

(c)           Segments 7 Through 18.  During Segments 7 through 18:

(i)            Skyworks shall meet the Wafer Volume Commitment for such period set forth in Exhibit B, Schedule 1.

(ii)           In the event that the number of Wafers purchased under the Purchase Order(s) for any Working Segment is less than the greater of (i) the Wafers ordered in the Purchase Order for such Segment described in Section 3.3(a) and (ii) the Wafer Volume Commitment for the Working Segment, Skyworks shall pay to Company, in addition to the Contract Price for the Wafers actually purchased, an amount equal to one hundred percent (100%) of the total Contract Price for the Shortfall for such Segment.

(d)           Requirements in Excess of the Wafer Volume Commitment.

(i)            Non-Specialty Wafers.  During Segments 1 through 24, except to the extent that it has any preexisting obligations as of the CNXT Effective Date to purchase Non-Specialty Wafers from third parties, (and, only during Segments 18 through 24, upon the additional condition that Company is competitive on cost, service, yield and technology for those Non-Specialty Wafers), Skyworks shall submit all requirements for Non-Specialty Wafers that are in excess of the Wafer Volume Commitment to Company, which, provided that it has sufficient Uncommitted Available Capacity, shall be obligated to produce such Wafers, and Skyworks shall be obligated to purchase such Wafers at the Contract Price, except during Segments 13 through 24.  During Segment 13 and the first month of Segment 14 (“Quarter 9”), Skyworks will purchase such Wafers at a price equal to the sum of the Contract Price and [. . . *** . . .] of the difference between the Contract Price and the Basic Price.  During the second month of Segment 14 and Segment 15 (“Quarter 10”), Skyworks will purchase such Wafers at a price equal to the sum of the Contract Price and [. . . *** . . .] of the difference between the Contract Price and the Basic Price.  During Segment 16 and the first month of Segment 17 (“Quarter 11”), Skyworks will purchase such Wafers at a price equal to the sum of the Contract Price and [. . . *** . . .] of the difference between the Contract Price and the Basic Price (in each of Quarters 9, 10, and 11, the prices described for each respective Quarter shall be referred to as the “Stepped Price”).  During Segments 18 through 24, Skyworks will purchase such Wafers at the Basic Price.

(ii)           Specialty Wafers.  During Segments 1 through 12, Skyworks may submit its requirements for Specialty Wafers in excess of the Wafer Volume Commitment to

Company, which, provided that it has sufficient Uncommitted Available Capacity, shall be obligated to produce such Wafers.  Skyworks shall purchase such Wafers at the Contract Price.

(e)           Surge Capacity.  At any time after Skyworks’ submission of a Purchase Order for any Working Segment, Skyworks may request to increase the number of Wafers to be purchased in such Working Segment (an “Increase Notice”).

(i)            Segments 1 through 18.  During Segments 1 through 18, the following terms will apply:

(1)           Commitment Surge.  If Skyworks submits an Increase Notice with at least [. . . *** . . .] advance notice for additional Wafers in order to meet a Wafer Volume Commitment (“Commitment Surge Wafers”), Company will fabricate and sell to Skyworks a number of Commitment Surge Wafers equal to the lesser of (A) [. . . *** . . .]; or (B) the equivalent of no more than [. . . *** . . .] WSPD.  Company will use commercially reasonable efforts to deliver the Commitment Surge Wafers as soon as possible.  Skyworks will pay the [. . . *** . . .] for all Commitment Surge Wafers.

(2)           Beyond Commitment Surge.  If Skyworks submits an Increase Notice with at least [. . . *** . . .] advance notice for additional Wafers that either (A) [. . . *** . . .]; or (B) represent the equivalent of more than [. . . *** . . .] WSPD (“Additional Wafers”), Company will use commercially reasonable efforts to fabricate and sell to Skyworks the number of Additional Wafers ordered by Skyworks.  Skyworks will pay [. . . *** . . .] for all Additional Wafers.

(ii)           After Segment 18.  After Segment 18, at any time after Skyworks’ submission of a Purchase Order for any Working Segment, Skyworks may submit an Increase Notice to Company.  If Company has Uncommitted Available Capacity, Company will fabricate and sell to Skyworks such additional Wafers, or as many as can be fabricated in light of the Uncommitted Available Capacity.  Skyworks will pay [. . . *** . . .] for all such additional Wafers purchased after Segment 18.

(f)            Cooperation.  Skyworks shall cooperate with Company in furtherance of the purposes hereof by timely furnishing all design information, Photomasks, specifications, intellectual property, and other items and information needed to fabricate the Wafers ordered by Skyworks, and by providing reasonable technical advice and assistance in such efforts.

(g)           Payment; Remedy.  All determinations of whether Wafer Volume Commitments have been met during any Working Segment shall be determined at the end of such Working Segment, and all amounts to be paid in respect of portions of the Wafer Volume Commitment not purchased in accordance with this Section will be tracked monthly, and reconciled and paid at the end of each Working Segment.  Skyworks’ payment of the foregoing amounts shall be Company’s sole and exclusive remedy, and Skyworks’ entire liability, for Skyworks’ failure to meet any Wafer Volume Commitment hereunder or to purchase any Wafers ordered in Purchase Orders pursuant to Section 3.3(a) during Segments 1 through 18.

2.2          Company Supply Obligations.

(a)           Commitment; Requests for Increased Capacity.  Company shall be able to provide the Capacity to satisfy the Wafer Volume Commitments set forth in Exhibit B, Schedule 1 during each Segment of the term of this Supply Agreement, and will accept and fulfill all Purchase Orders that are submitted pursuant to the [. . . *** . . .] Purchase Order requirements set forth in Section 3.3 (Purchase Orders; Purchase Order Releases; Specialty Wafers) up to the applicable Wafer Volume Commitments.  In addition, upon Skyworks’ request, Company will increase (and maintain for a period of time specified by Skyworks) Capacity up to the Maximum Capacity of the Newport Beach Fab, provided that (i) Company will have no less than three (3) Segments in which to accomplish such increase; (ii) in no event will Company be required to increase Capacity by an increment equivalent to more than fifty (50) WSPD for any three (3) Segment period; and (iii) at the time of its request, Skyworks submits binding Purchase Orders for a total number of Wafers sufficient to utilize the requested increase in Capacity for the period of the desired increase.

(b)           Notice Requirements.  If at any time Company believes or becomes aware that it would be unable to satisfy the Wafer requirements of Skyworks contained in the latest Order Forecast, then Company will promptly notify Skyworks in writing.

(c)           Wafer Processes.  This Supply Agreement applies to all processes currently available or in development at the Newport Beach Fab.  Future processes that are developed by the Company may be added to this Supply Agreement by mutual consent.  Subject to the restrictions in this Section 2.2(c), Company may terminate the use of a Wafer process at the Newport Beach Fab.  At least [. . . *** . . .] prior to the date of the discontinuance of any process with respect to any Wafers, Company shall provide Skyworks with written notice of its intent to terminate such Wafer process and shall cooperate with Skyworks on a transition plan with respect to Skyworks’ supply of Wafers.  If the projected or actual volume on any process decreases to less than the equivalent of [. . . *** . . .] WSPD over [. . . *** . . .] consecutive Segments, Company may phase out such process without such [. . . *** . . .] notice, provided that Skyworks and Company will in such case cooperate to phase out such process in a timely manner through an end-of-life buy.  Company will perform the transition in accordance with the plan and will use commercially reasonable efforts to ensure a smooth transition.

(d)           Closing of Newport Beach Fab.  Company shall notify Skyworks at least [. . . *** . . .] prior to the date that Company intends to commence any closure, in whole or in part, of the Newport Beach Fab. Company shall prepare and obtain Skyworks’ written approval on a transition plan to transfer the Wafer processing technologies requested by Skyworks to a foundry or foundries designated by Skyworks and specifically designed to ensure that there is no interruption in Skyworks’ supply of Wafers. The time to prepare and approve the transition plan will be completed in parallel with the [. . . *** . . .] notification period. Both Parties will use commercially reasonable efforts to (i) transfer the Wafer processing technology in accordance with the Skyworks-approved plan and (ii) ensure a smooth transition of Wafer processing including making available Company engineers to assist the designated foundry or foundries in implementing and qualifying the Wafer processing technology and to promptly respond to inquiries regarding the use of such processes or technology.  Skyworks shall reimburse Company for the actual out-of-pocket expenses incurred by Company, and pre-approved by Skyworks, in transitioning such technology to the designated foundry or foundries. Skyworks will have the right, until such time as the designated foundry or foundries is operational and qualified to process the Wafers, to continue to submit Purchase Orders for Wafers to Company. Company will continue to manufacture, supply, and provide to Skyworks, in accordance with the Wafer purchase procedures in Section 3 (Wafer Purchases), any such Wafers that are ordered. The foregoing obligations are in addition to Company’s other obligations under this Supply Agreement.

(e)           Supply Interruptions.  If at any time Company experiences a Material Interruption (as defined below), Skyworks’ Wafer Volume Commitments shall be reduced by the number of Wafers Company is unable to supply for the actual duration of such Material Interruption, provided, however, that if such Material Interruption results from Conexnat’s failure to provide any services that Conexant is obligated to provide under the Information Technology Service Agreement of even date herewith by and between Company and Conexant, then Skyworks’ Wafer Volume Commitment shall not be reduced as a result of such Material Interruption.  If an unintended interruption in Company’s ability to fulfill its supply obligations occurs that is not a Material Interruption, Skyworks shall remain obligated to satisfy its obligations hereunder to purchase Wafers, provided, that if, due to such interruption, Company is unable to deliver a number of Wafers ordered to fulfill a portion of a Wafer Volume Commitment prior to the end of the Segment, then Skyworks will be excused from that portion of the Wafer Volume Commitment for that Segment, and such portion will be rolled over to be fulfilled by the end of the following Segment.     This provision shall not limit any other rights or remedies Skyworks or Company may have for a breach of this Supply Agreement or otherwise, and nothing in this provision is intended to supersede, restrict, or otherwise limit either party’s rights under Section 13.7 (Force Majeure).  For purposes of this Section, “Material Interruption” means an unintended interruption in Company’s ability to produce Wafers that (i) endures for more than a period of [. . . *** . . .], and (ii) causes a reduction in Capacity of [. . . *** . . .] or more WSPD.

3.             Wafer Purchases.

3.1          Scope. Upon receipt of an applicable Purchase Order Release (as described in Section 3.3(b) (Purchase Order Releases) below), Company shall produce Wafers and provide Probe Services for Skyworks.  Wafers may include Production Wafers, Engineering Wafers, and Risk Materials from any semiconductor wafer process in production, or released to production, at the Newport Beach Fab on or after the Effective Date.  For new Wafers or processes requested by Skyworks, Skyworks will provide Company with the documentation substantially similar to the document(s) set forth in Exhibit C (Rules of Change, Operation and Release Procedures), as applicable to the requested process.  Both Parties agree to cooperate to provide all necessary information as described in Exhibit C.

3.2          Forecasts.  On or about the last day of each calendar month during the term of this Supply Agreement, Skyworks will provide to Company a rolling forecast, covering a minimum period of [. . . *** . . .] of Skyworks’ expected order volumes for Wafers in the coming [. . . *** . . .] (the “Order Forecast”).  The Order Forecasts are for planning purposes only and will not bind Skyworks or the Company in any respect.  No deviation of actual volumes from the forecasted volumes will relieve Skyworks or Company of their respective responsibilities and obligations under this Supply Agreement or affect the pricing established under this Supply Agreement.  Subject to the requirements of Section 2.1 (Skyworks Purchase Obligations), Skyworks may change or update the forecasts delivered hereunder at any time upon notice to Company.

3.3          Purchase Orders; Purchase Order Releases; Specialty Wafers.

(a)           Purchase Order.  Not later than [. . . *** . . .] prior to the first business day of each Segment during the term of this Supply Agreement (other than Segment 1), Skyworks shall submit to Company a written Purchase Order setting forth the specific volume and mix of Wafers [. . . *** . . .] it intends to purchase under this Supply Agreement during the following Segment (the “Working Segment”), expressed as total WSPD per type of Wafer.  Skyworks shall not load the Newport Beach Fab by a number of WSPD in each day of the Working Segment set forth in such Purchase Order that deviates by more than plus or minus [. . . *** . . .] WSPD from the average number of WSPD per day for the entire Working Segment, as determined by dividing the total number of WSPD for the entire Working Segment set forth in such Purchase Order by sixty and two-thirds (60 2/3) days.  The Purchase Order for Segment 1 will be submitted to Company within three (3) business days after the Effective Date.

(b)           Purchase Order Releases  Skyworks will submit [. . . *** . . .] Purchase Order Releases against outstanding Purchase Orders, to be submitted by close of business on the [. . . *** . . .] for Wafers to be released [. . . *** . . .].  Each Purchase Order Release for Wafers will specify the applicable Purchase Order, Wafer part number and revision level, quantity, additional component parts required by Skyworks, price, delivery date, ship-to address, and other applicable information as determined by Skyworks.  Purchase Order Releases shall not deviate from the volumes and mixes specified for the corresponding period of time in the applicable Purchase Order, except that Skyworks may (i) modify the volume of Wafers by no more than plus or minus [. . . *** . . .] WSPD from the specified volume for the applicable period of time in the applicable Purchase Order; and (ii) [. . . *** . . .], subject to available Capacity at the Newport Beach Fab. Notwithstanding the receipt of a Purchase Order, Company will not commence manufacturing of the Wafers under a Purchase Order until Skyworks has issued a Purchase Order Release.

(c)           Reserved SiGe Wafers.  If, at any time Company receives a written order (a “SiGe Order”) from a third party customer for the purchase of SiGe Wafers, and Company lacks sufficient Capacity to fill the SiGe Order because it is obligated to reserve such Capacity for SiGe Wafers that have been ordered but not yet released by Skyworks pursuant to Section 3.3(b) (Purchase Order Releases) above (the “Reserved SiGe Wafers”), Company may notify Skyworks of the SiGe Order and require Skyworks to confirm that it will issue a Purchase Order Release for such Reserved SiGe Wafers.

(i)            If Skyworks confirms that it will issue a Purchase Order Release for the Reserved SiGe Wafers and later does so, then Company will fill the Purchase Order Release for the Reserved SiGe Wafers [. . . *** . . .].

(ii)           If Skyworks confirms that it will issue a Purchase Order Release for the Reserved SiGe Wafers and later fails to do so, then Skyworks will pay to Company an amount equal to [. . . *** . . .], up to the number of SiGe Wafers made unavailable due to Skyworks’ failure to cancel the unreleased Reserved SiGe Wafers.

(iii)         If Skyworks agrees to cancel the Reserved SiGe Wafers, then (A) Company will be relieved of any further obligation to hold the Capacity for the Reserved SiGe Wafers or deliver the Reserved SiGe Wafers to Skyworks; and (B) Company may utilize the previously reserved Capacity to fill the SiGe Order.

3.4          Acceptance and Acknowledgement  All Purchase Orders submitted at least [. . . *** . . .] prior to the start of the Working Segment for Wafers shall be accepted by Company up to the Wafer Volume Commitment and as specified in Section 2.1(d) (Requirements in Excess of the Wafer Volume Commitment), and may be accepted by Company in all other cases.  Subject to the terms of this Supply Agreement, once Company accepts a Purchase Order, it will be obligated to produce and deliver the Wafers in the volumes specified in the Purchase Order (subject to the applicable Planning Yield Assumption), and Skyworks will be obligated to purchase such Wafers in the volumes specified in the Purchase Order.  Within [. . . *** . . .] after receipt of each Purchase Order or Purchase Order Release or, if received on a non-business day or on the day prior to a non-business day, within [. . . *** . . .], Company will acknowledge such Purchase Order or Purchase Order Release in writing by either fax or e-mail notice to Skyworks’ purchasing agent identified on the face of the Purchase Order or Purchase Order Release.  Such acknowledgement will include Company’s projected delivery date for the order; provided that, in establishing such delivery date, Company shall use reasonable efforts to comply with the delivery dates specified in Skyworks’ Purchase Order Release.  The Wafer process cycle times set forth in Exhibit E (Wafer Cycle Times) shall be updated each Segment.  If at any time during the production of such Wafers Company believes or becomes aware that the delivery may be delayed by more than [. . . *** . . .], Company shall provide Skyworks with written notice of such change in the delivery schedule and the quantity of Wafers affected.  Such report shall be referred to as an “Exception Report” and any Wafer Lots not specifically identified in an Exception Report shall be delivered by Company no later than the delivery date specified in the Purchase Order Release.  Purchase Orders or Purchase Order Releases not acknowledged or rejected by Company within such time will be deemed accepted by Company.

3.5          Wafer Lots; Expedited Services.  Unless otherwise agreed to in writing by the Parties, Production Wafers shall be ordered by Skyworks and delivered by Company in Lots of twenty-five (25) Wafers (subject to the applicable Planning Yield Assumptions) and Engineering Wafers shall be ordered by Skyworks and delivered by Company in Lots of five (5) to twenty-five (25) Wafers (subject to the applicable Planning Yield Assumptions).  At Skyworks’ request, Company will use commercially reasonable efforts to process Production Wafer Lots, Engineering Wafer Lots, and Risk Materials on an expedited basis; provided that Company shall have no liability for failure to actually provide priority processing.  Company shall provide up to the Allowable Number (as defined below) of priority Lots to be processed at any one time [. . . *** . . .] and if the number of expedited Lots requested by Skyworks and provided on an expedited basis by Company exceeds the Allowable Number of Lots in process at any given time, the cost of Wafers in excess of the Allowable Number shall be:

P1 Lots	[. . . *** . . .] multiplied by the Contract Price or Basic Price (or other applicable price)

HVL Lots	[. . . *** . . .] multiplied by the Contract Price or Basic Price (or other applicable price)

The “Allowable Number” shall be determined as follows:  in Segments 1-6, the Allowable Number of expedited Lots shall be [. . . *** . . .] of which may be HVL), in Segments 7-12, the Allowable Number shall be [. . . *** . . .] of which may be HVL), and in Segments 13-18, the Allowable Number shall be [. . . *** . . .] ([. . . *** . . .] of which may be HVL); provided, that, for every [. . . *** . . .] WSPD contained in any Purchase Order in excess of the Wafer Volume Commitment for any Working Segment, the Allowable Number shall be increased by [. . . *** . . .] for that Segment.

3.6          Pizza Mask Wafers.  Skyworks may submit Purchase Orders and Purchase Order Releases for Pizza Mask Wafers, and Company shall fulfill such orders to the extent required to fill such orders under Section 2.2 (Company Supply Obligations), provided that (i) the only testing of Pizza Mask Wafers required to be performed by Company will be parametric testing; and (ii) Company will deliver Pizza Mask Wafers in wafer form.  The price of the Pizza Mask Wafer will be [. . . *** . . .].

3.7          Cancellation and Modifications to Orders. Skyworks may modify or reschedule a Purchase Order Release (in whole or in part) as set forth in this Section 3.7; provided that Skyworks meets its Wafer Volume Commitments.

(a)           Cancellation Before Process Start  Except as set forth in Section 3.3(b) (Purchase Order Releases), for each Purchase Order Release for which processing of the Wafers has not yet begun, Skyworks may cancel or modify a Purchase Order Release (in whole or in part) [. . . *** . . .] by delivering to Company a written notice of cancellation or modification, provided that Skyworks replaces within a reasonable time any Moves reduced or eliminated through such cancellation or modification with the same number of Moves with respect to replacement products.

(b)           Rescheduling.  For each Purchase Order Release, Skyworks may reschedule delivery [. . . *** . . .] by delivering to Company a written notice rescheduling such delivery; provided that Skyworks shall be responsible for payment for all completed Wafers in accordance with the original delivery schedule, and that such delays shall be subject to Section 5.2 (Storage) regarding storage of completed Wafers.

(c)           Cancellation After Process Start  If Skyworks cancels a Purchase Order Release (in whole or in part) after the date the processing of such Wafers has been started, then either, (i) if so instructed by Skyworks, Company will not complete the cancelled Wafers and will deliver the incomplete Wafers to a location designated by Skyworks, in which case the Wafers will not count against the Wafer Volume Commitment, and Skyworks will pay the Pro-Rated Price, as defined below; or (ii) unless otherwise instructed pursuant to clause (i) of this Section, complete the cancelled Wafers and hold the resulting Wafers in finished goods inventory where they will be stored in accordance with Section 5.2 (Storage), in which case the Wafers will count against the Wafer Volume Commitment and Skyworks will pay the applicable Price for completed Wafers.  The “Pro-Rated Price” means the greater of (A) [. . . *** . . .] percent ([. . . *** . . .]%) of the price that would have been paid for the completed Wafers (either the Contract Price, the Basic Price, or other applicable price, as the case may be) and (B) such applicable price for completed Wafers multiplied by the ratio obtained by dividing (i) the number of Moves completed with respect to the Lots for which the Purchase Order Release is cancelled as of the time the cancellation notice is received by Company by (ii) the total number of Moves that would have been required to process the Lots in question.

(d)           Rework Requests  If for any reason other than a Process Failure it becomes necessary to, or Skyworks otherwise requests Company to, modify any part of the fabrication process with respect to Wafers for which a Purchase Order has already been accepted or for which the fabrication process has already started, Company may agree to such changes if technically feasible and if Company has available Capacity, in which case Skyworks will be obligated to pay the applicable price for rework services set forth in Exhibit A (Pricing).  In the event that Company does not accept such changes, then Skyworks may cancel the Purchase Order Release in question, subject to this Section 3.7.

3.8          Materials.  Company shall be responsible for procuring all materials required to manufacture the quantity of Wafers ordered by Skyworks.  Skyworks shall be responsible for obtaining and furnishing to Company all Photomasks, or any other products with similar functional characteristics, required to manufacture or support the Wafers ordered by Skyworks.  Company shall be responsible for repair or replacement of any of Skyworks’ Photomasks damaged while in Company’s possession.

3.9          Risk Materials.  At Skyworks’ request and subject to Section 2.1 (Skyworks Purchase Obligations) and to an applicable Purchase Order, Company shall process and provide Risk Materials to Skyworks.  With all Purchase Orders for Risk Materials, Skyworks shall provide a written statement setting forth the risk factors or any special circumstances related to the Risk Materials and specifying the quantity of Risk Materials to be provided.  Company’s acknowledgement of a Purchase Order for Risk Materials shall be deemed an acknowledgement of such risks or circumstances.

3.10        NRE Services  At Skyworks’ request, Company shall negotiate to provide non-recurring engineering services for new Wafers, provided that the Parties reach agreement concerning the terms and conditions of provision of such services.  The Parties shall negotiate in good faith the terms and conditions and any applicable costs associated with such engineering services.

4.             Probe Services and Re-probe Services.

4.1          Scope.  Company shall provide Probe Services for all Wafers produced for Skyworks by the Company that are included in the Wafer Volume Commitment, at no additional charge.  For other Wafers provided by Company, the Parties will agree upon whether the Basic

Price will include Probe Services.  Company may also provide Probe Services for Wafers from other sources provided by Skyworks, subject to agreement by the Parties on terms and conditions for such Probe Services.  Probe Services to be provided under this Supply Agreement shall be limited to Probe Services in conjunction with Wafer production, and do not include Engineering Probe or Probe Card Services, which are subject to the separate Transition Services Agreement between the Parties.  Probe Services may be provided using testers owned by Company or Skyworks, as specified by Skyworks in the applicable Purchase Order.  Skyworks will provide all of the documentation and test parameters necessary to complete Probe Services prior to issuing a Purchase Order Release.

4.2          Purchase Orders. Subject to the agreement of the Parties on the terms for Probe Services (other than for Wafers produced by Company), Skyworks will submit blanket Purchase Orders to Company for Skyworks’ expected requirements for Probe Services.  Skyworks will then submit [. . . *** . . .] Purchase Order Releases to such Purchase Orders.  Notwithstanding the receipt of a Purchase Order, Company will not commence performance of Probe Services under a Purchase Order until Skyworks has issued a Purchase Order Release.  Each Purchase Order Release for Probe Services will specify the applicable Purchase Order, applicable wafers provided by Skyworks, testers to be used, price, delivery date, ship-to address, and other applicable information as determined by Skyworks.

4.3          Acknowledgement and Acceptance. Within [. . . *** . . .] after receipt of each Purchase Order or Purchase Order Release or, if received on a non-business day or on the day prior to a non-business day, [. . . *** . . .], Company will acknowledge such Purchase Order or Purchase Order Release in writing by either fax or e-mail notice to Skyworks’ purchasing agent identified on the face of the Purchase Order or Purchase Order Release.  Purchase Orders or Purchase Order Releases not acknowledged or rejected by Company within such time will be deemed accepted by Company.

4.4          Changes, Cancellation and Modifications to Orders.

(a)           Changes. Skyworks may submit documentation changes for Probe Services at any time.  In the event such change requires a substantial change in the scope of work, Company shall promptly notify Skyworks in writing as to whether Company accepts such change, and, if accepted, of the impact of the change on cost and delivery prior to implementing the change.  Upon receipt of Skyworks’ written approval of the change, Company shall adjust the price and delivery for the Probe Services to be performed and implement the requested change

(b)           Cancellations.  For each Purchase Order Release for which Probe Services has not yet been started, Skyworks may cancel or modify a Purchase Order Release (in whole or in part) [. . . *** . . .] by delivering to Company a written notice of cancellation or modifications.

(c)           Rescheduling.  For each Purchase Order Release, Skyworks may reschedule the Probe Services [. . . *** . . .] by delivering to Company a written notice rescheduling such Probe Services, which schedule change shall be subject to Company’s approval depending on Capacity and available resources

(d)           Holds and Cancellations After Process Start.  Skyworks may put on hold any Probe Services to be provided under a Purchase Order Release for up to [. . . *** . . .] Lots at a time; provided that no Lot will remain on hold for longer than [. . . *** . . .], after which the Probe Services shall be deemed cancelled and Company shall, as Company’s sole remedy, invoice Skyworks for the Probe Services actually performed by Company prior to date of the hold.  If Skyworks cancels a Purchase Order Release (in whole or in part) after the date the Probe Services have been started, then Company will either, at Skyworks’ sole discretion (i) not complete the cancelled Probe Services and hold the wafers in a processing location designated by Skyworks; or (ii) complete the cancelled Probe Services.  As Skyworks’ sole liability, and Company’s sole remedy, for such cancellation, Skyworks will pay to Company an amount equal to the price for the Probe Services actually performed by Company prior to the date of cancellation.

(e)           Excess Service Requirements.  If Skyworks’ demand exceeds the Company’s Probe Services capacity in Newport Beach, Skyworks shall offer any available Probe Services capacity to Company at a Skyworks facility and assure this capacity is offered at the same cost or less then the cost that would have been incurred by Company had the Probe Services been performed at the Company.

4.5          Removal of Test Equipment from the Fab.  The Parties acknowledge that certain probe and test equipment owned by Skyworks is located in the Newport Beach Fab, and that Company is entitled to use and access such equipment pursuant to the Transition Services Agreement between Skyworks and Company, dated March 12, 2002.  Skyworks may not remove any of the test equipment from the Probe floor during the first three (3) year period during the term of this Supply Agreement.  At any time following the third anniversary of this Supply Agreement, Skyworks may deliver a written notice of removal to Company with respect to any test device owned by it, and may remove such test device after six (6) months following receipt by Company of such notice.  Notwithstanding the foregoing, at any time following the first anniversary of this Supply Agreement, Skyworks may deliver a written notice of removal to Company with respect to the HP 84000 equipment owned by it, and may remove such HP 84000 equipment after three (3) months following receipt by Company of such notice.

5.             Delivery and Logistics.

5.1          Delivery.  All Wafers delivered to Skyworks shall be delivered F.O.B. the Company’s facility at the Newport Beach Fab, as requested in the applicable Delivery Note.  Title and risk of loss shall pass from Company to Skyworks upon delivery, which shall be deemed made upon transfer of possession to the shipping carrier or to storage if not shipped immediately.  Skyworks shall be responsible for all freight, handling and insurance charges subsequent to such delivery.  Except in accordance with the applicable delivery terms set forth in this Supply Agreement, Company shall not have any liability in connection with shipment, nor shall the shipping carrier be deemed to be an agent of Company.

5.2          Storage.  Following delivery to Skyworks, Company shall provide storage of up to [. . . *** . . .] Lots of completed Wafers [. . . *** . . .], provided that no Lot shall remain in such storage for longer than [. . . *** . . .].

5.3          Transition Services Agreement  Shipping and handling of finished Wafers will be in accordance with the applicable provisions of the Transition Services Agreement between Skyworks and Company, dated March 12, 2002.

6.             pricing; credits; and payments.

(a)           Wafers.  Company will invoice Skyworks for all Wafers upon completion of production of each Lot, at the applicable Wafer price calculated pursuant to Exhibit A (Pricing) in effect on the date of the invoice, less any applicable Wafer Credits (as defined in Section 6.2 (Wafer Credits) below).  For Lots of Engineering Wafers, Company will invoice Skyworks at the end of each month for all Moves completed with respect to such Engineering Wafers during such month, and upon completion of production for Engineering Wafers for any completed Moves not previously invoiced.  Each invoice submitted to Company shall specifically set forth the Wafer Credits, if any, applied to such invoice.  In Segments 1 through 6, Skyworks shall pay any amounts due on such invoices within [. . . *** . . .] of the receipt of the invoice and in all subsequent Segments such payments shall be made within [. . . *** . . .] of receipt of the invoice.  Notwithstanding any other provision hereof, neither Party may offset any amounts owed by such Party to the other Party against any amounts from such other Party, without such other Party’s express written agreement to such offset in each case.

(b)           Probe Services and Re-probe Services.  Company will invoice Skyworks for Probe Services and any other services specified in this Supply Agreement on a monthly basis.  Pricing for such services shall be in accordance with Exhibit A (Pricing).  All invoice costs include, without limitation, the labor for services actually performed, materials, material burden, and costs associated with any changes approved in writing by Skyworks

6.2          Costs.  Except as otherwise provided herein or agreed to in writing by the Parties, each Party will be solely responsible for the costs and expenses it incurs in performing its obligations under this Supply Agreement.

6.3          Taxes.  Skyworks will be responsible for payment of any and all taxes or related governmental charges (“Taxes”) imposed on or arising from Skyworks’ purchase of Wafers or Probe Services under this Supply Agreement, excluding any Taxes on the net income or net worth of Company, provided that such taxes are specifically identified by Company as a separate line item on Company’s invoices provided pursuant to Section 6.1 (Pricing and Invoices).  Company will provide Skyworks with copies of official receipts for the payment of any such Taxes, and any other information and documents Skyworks may reasonably request in order to verify the payment of such amounts to the appropriate governmental entity.

7.             Tracking; Reporting; and Audits.

7.1          Wafer Tracking. All Wafers manufactured and delivered by Company to Skyworks shall have backward and forward trace ability sufficient to enable Company to identify (i) the processes and materials used in the manufacture of such Wafers; (ii) the batches or lots of such materials; and (iii) other Wafers in the same or sequential lots.  Such information shall be provided to Skyworks, upon Skyworks’ request.

7.2          Reporting Requirements.  Company shall provide Skyworks with the reports specified in Exhibit G (Reports) in accordance with frequency or schedule set forth therein.  All such reports shall be in writing and provided to Skyworks in the form (e.g., electronic form) specified in Exhibit G or otherwise mutually agreed to in writing by the Parties.

8.             Warranty and Disclaimer.

8.1          Wafer Warranty. For a period of [. . . *** . . .] from the date of delivery (the “Wafer Warranty Period”), Company warrants that the Wafers, other than Risk Materials, delivered hereunder will conform to the applicable Specifications, will be manufactured in accordance with the Quality Standards, and will be free from defects in material, manufacturing and workmanship.  If, during the Wafer Warranty Period, a breach of the warranty is discovered in the Wafers, then Company shall promptly begin production to replace the defective Wafer and work with Skyworks on a timely basis to determine the cause of such defect and appropriate corrective measures.  For the avoidance of doubt, a breach of the foregoing warranty will not give rise to any termination provision under Section 12 (Term; Termination) provided that Company provides the foregoing express remedy.

8.2          Process Failure.  In the event that, (a) the Fab Yield of any Lot of Production Wafers is [. . . *** . . .] percent ([. . . *** . . .]%) or less of the applicable Planning Yield Assumption due to a Process Failure or (b) during Segments 12 through 30, the Probe Yield of any Lot of Production Wafers purchased at the Basic Price is [. . . *** . . .] percent ([. . . *** . . .]%) or less of the Current Average Probe Yield (applied to the applicable Planning Yield Assumption) due to a Process Failure, then Company will notify Skyworks and will dispose of such Lot and/or start a new Lot in accordance with Skyworks’ directions.

8.3          Disclaimers.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED OR OTHERWISE, IN CONNECTION WITH THIS SUPPLY AGREEMENT OR ANY WAFERS OR SERVICES PROVIDED UNDER THIS SUPPLY AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NONINFRINGEMENT.

9.             Indemnification.

9.1          Skyworks Indemnification Obligations.  Skyworks agrees to indemnify, hold harmless and defend at its own expense any liability or cost associated with any claim, suit, or action (collectively, “Claims”) asserted or brought against Company, its Affiliates and its subsidiaries, and their officers, directors, employees, agents, and representatives by a third party to the extent that such Claim alleges that Skyworks’ specifications or designs used in the production of Wafers infringe on any patent, copyright, or any other intellectual property right (a “Skyworks Infringement Claim”).  Skyworks will pay such damages awarded against Company by a court of competent jurisdiction, or agreed to in a monetary settlement of any such Claim by Skyworks, to the extent that such damages are directly attributable to a Skyworks Infringement Claim.  Skyworks’ indemnification obligation will not apply to Skyworks Infringement Claims to the extent they result from or are attributable to (a) any modifications, combinations, or improvements made to the design or specification as furnished to Company by Skyworks that are not agreed to by Skyworks; or (b) use of the design or specification by Company for any purpose other than providing Wafers or Probe Services to Skyworks.

9.2          Company Indemnification Obligations.  Company agrees to indemnify, hold harmless and defend at its own expense any liability or cost associated with any claim, suit, or action (collectively, “Claims”) asserted or brought against Skyworks, or any of their respective Affiliates and subsidiaries, and their officers, directors, employees, agents, and representatives by a third party to the extent that such Claim alleges that Company’s use of technology, equipment, processes, or methods to manufacture the Wafers or provide the Probe Services infringes upon any patent, copyright, or any other intellectual property right (a “Company Infringement Claim”).  Company will pay such damages awarded against Skyworks by a court of competent jurisdiction, or agreed to in a monetary settlement of any such Claim by Company, to the extent that such damages are directly attributable to a Company Infringement Claim.  Company’s indemnification obligation hereunder will not apply to Company Infringement Claims alleging infringement by any technology, equipment, processes, or methods that were (a) in use by Company upon the CNXT Effective Date; or (b) provided by Skyworks or Skyworks to Company.  For the avoidance of doubt, if Company modifies, improves, or combines any such technology equipment, processes, or methods, the foregoing indemnification obligation will apply to the extent that Company Infringement Claims are directed at the modifications, improvements, or combinations, except for modifications, improvements, or combinations performed at the direction of Skyworks, or its Affiliates including but not limited to Skyworks.

9.3          Conditions.  The obligations of the indemnifying Party (the “Indemnifying Party”) under Section 9.1 (Skyworks Indemnification Obligations) or Section 9.2 (Company Indemnification Obligations) with respect to a Skyworks Infringement Claim or Company Infringement Claim (as applicable) (an “Infringement Claim”) are subject to the following conditions: (a) the indemnified Party (the “Indemnified Party”) must promptly notify the Indemnifying Party in writing of such Infringement Claim; (b) the Indemnifying Party must have sole control of the defense and settlement of the Infringement Claim; and (c) the Indemnified Party must fully cooperate with and provide reasonable assistance to the Indemnifying Party in the defense and settlement of such Infringement Claim (which includes furnishing to the Indemnifying Party all evidence in the possession of the Indemnified Party that is relevant to such Infringement Claim). The Indemnifying Party will not accept a settlement or stipulated judgment of any Skyworks Infringement Claim or Company Infringement Claim (as applicable) without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld. The Indemnifying Party will have no liability under this Section 9 (Indemnification) for any costs, losses, liabilities, or damages resulting from the willful acts of the Indemnified Party or any settlement or compromise incurred or made by the Indemnified Party without the Indemnifying Party’s prior written consent. The Indemnified Party will have the right to participate, at its own expense, in the defense or settlement of the Infringement Claim.

9.4          Sole and Exclusive Remedy. This Section 9 (Indemnification) states the Indemnifying Party’s entire liability and the Indemnified Party’s sole remedy with respect to the infringement, violation, or misappropriation of any intellectual property rights of any third party arising from or relating to this Supply Agreement, other than any rights to indemnification provided for in the Contribution Agreement.  Each Party’s obligations under this Section 9 (Indemnification) are subject to the limitations of liability set forth in Section 11 (Limitations of Liability).

10.          Confidentiality. The Parties acknowledge that any nonpublic information disclosed or provided by one Party to another Party in connection with this Agreement will be subject to the Confidentiality Agreement between the Parties dated February 23, 2002.  The terms and conditions of this Supply Agreement (including the pricing information contained herein) will be considered to be the Confidential Information (as defined in the Confidentiality Agreement) of both parties.

11.          Limitations of Liability.

11.1        Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SUPPLY AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING FROM THE SUBJECT MATTER OF THIS SUPPLY AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM AND EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2        Basis of Bargain.  EACH PARTY ACKNOWLEDGES THAT THE MUTUAL LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION 11 (LIMITATIONS OF LIABILITY) REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS SUPPLY AGREEMENT AND THAT EACH PARTY WOULD NOT ENTER INTO THIS SUPPLY AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.

12.          Term; Termination.

12.1        Term  This Supply Agreement will take effect on the CNXT Effective Date and will remain in effect for a period of five (5) years from the CNXT Effective Date (the “Initial Term”), unless earlier terminated in accordance with this Section 12 (Term; Termination).  Following the Initial Term, this Supply Agreement may be renewed for additional one-year renewal terms (each a “Renewal Term”), upon mutual agreement of the Parties.

12.2        Termination.  This Supply Agreement may be terminated at any time as follows:

(a)           by written agreement of the Parties;

(b)           by either Party, at its discretion upon written notice to the other Party, if the other Party materially breaches any provision of this Supply Agreement and such breach is not cured within sixty (60) days after written notice of such breach is furnished by the non-breaching Party;

(c)           by either Party, at its discretion upon written notice to the other Party, if within any period of twelve (12) months there are five (5) or more material breaches by the other

Party that would constitute grounds for termination pursuant to this Section 12.2 (without giving effect to cure periods), regardless of whether such breaches were cured within the applicable cure periods; or

(d)           by either Party, at its discretion, if (i) the other Party becomes insolvent, admits in writing its inability to pay its debts as they become due, or files or has filed against it any proceeding in bankruptcy or for reorganization under any federal bankruptcy law or similar state law, or has any receiver appointed for all or a substantial part of such Party’s assets or business, or makes any assignment for the benefit of its creditors, or enters into any other proceeding for debt relief, and such proceeding is not dismissed within sixty (60) days of filing; (ii) the other Party dissolves, liquidates, or institutes any proceedings for the liquidation or winding up of its business.

12.3        Effect of Termination.  The rights and obligations under Sections 1 (Definitions), 8 (Warranty and Disclaimer), 9 (Indemnification), 10 (Confidentiality), 11 (Limitations of Liability), 12.4 (Effect of Termination), and 13 (General) will survive termination or expiration of this Supply Agreement for any reason.

13.          General.

13.1        Agency.  Under this Supply Agreement (i) each Party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other Party; (ii) neither Party may create any obligations or responsibilities on behalf of or in the name of the other Party; and (iii) neither Party will hold itself out to be a partner, employee, franchisee, representative, servant, or agent of the other Party.

13.2        Governing Law; Venue and Jurisdiction.  This Supply Agreement will be governed by, subject to, and construed in accordance with the internal laws of the State of Delaware, as such laws apply to contracts between Delaware residents performed entirely within Delaware.  The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Supply Agreement.

13.3        Dispute Resolution. The Parties will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement arising out of or relating to or in connection with this Supply Agreement or the breach, termination or validity hereof (each a “Dispute”) between the Parties under or related to this Supply Agreement or any of the transactions contemplated hereby.

(a)           Upon the written request (a “Request”) of a Party, the other Party shall commence good faith negotiations with the goal of resolving the Dispute on a mutually satisfactory basis.  If the Dispute has not been resolved to the satisfaction of the Parties within fifteen (15) days after the date on which the Request is delivered, the Dispute shall immediately be referred to senior officers of each Party.  The senior officers of each Party (e.g., chief executive officer and/or chief executive officer of international business) shall meet immediately, and in no case later than thirty (30) days after the date on which the Request is delivered, for a minimum of two (2) Business Days with a mutually selected mediator and attempt in good faith to negotiate a resolution of the Dispute.  If the Parties are unable to resolve the Dispute within thirty-five (35)

days after the date on which the Request is delivered, then any relevant Party may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the procedures set forth in this Section 13.3.

(b)           Except as otherwise specified in this Section 13.3, any Dispute not resolved through the procedure set forth above shall be finally settled by arbitration in accordance with the International Rules and Procedures of the American Arbitration Association (the “Arbitration Rules”), which are deemed to be incorporated by reference herein except as otherwise modified herein.

(c)           The arbitration situs shall be Wilmington, Delaware, and the laws of the State of Delaware shall be applied.

(d)           In the event of arbitration, there shall be one arbitrator who shall be jointly nominated by such parties. If the Parties fail to so nominate the arbitrators within thirty (30) days from the date when the Dispute is submitted to arbitration pursuant to this Section 13.3, at the request of any Party, the arbitrator(s) shall be appointed in accordance with the Arbitration Rules.

(e)           The arbitration hearing shall commence no later than ninety (90) days following the appointment of the sole arbitrator, as the case may be, and the final award shall be rendered no later than thirty (30) days following the close of the hearing.

(f)            Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, provide the other with copies of documents relevant to the issue raised by any claim or counterclaim.  Other discovery may be ordered by the arbitrator to the extent the arbitrator deems additional discovery relevant and appropriate, and any dispute regarding discovery, relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive.

(g)           By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, injunctive or other equitable relief or an order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(h)           The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal in connection with the Dispute.  Judgment upon any award may be entered in any court having competent jurisdiction thereof.

(i)            The costs of the arbitration shall be borne as determined in accordance with the Arbitration Rules; provided, however, that to the extent a Party is non-prevailing or unsuccessful on a claim in an arbitration proceeding under this Section 13.3 as determined by the arbitrator, that Party shall pay the prevailing or successful Party’s costs and expenses incurred in connection with the arbitration of that Dispute, including attorneys’ fees and arbitration expenses, whether or not such Dispute is prosecuted to award or judgment.

(j)            Subject to the receipt of any applicable governmental approval, any monetary award shall be made and promptly payable in U.S. dollars, if due in U.S. dollars, free of any deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.  The arbitral tribunal shall have the authority to award any remedy or relief proposed by the claimants or respondents pursuant to this Supply Agreement, including without limitation, a declaratory judgment, specific performance of any obligation created under this Supply Agreement or the issuance of an injunction.

13.4        Injunctive Relief. Company acknowledges and agrees that Skyworks would suffer irreparable harm for which monetary damages would be an inadequate remedy if there were a willful or intentional breach of any obligation of Company to supply Wafers ordered against a Wafer Volume Commitment hereunder.  Accordingly, Company acknowledges and agrees that equitable relief, including specific performance, would be appropriate to protect Skyworks’ rights and interests if such a breach were to arise, were threatened, or were asserted, and that Skyworks shall be entitled to obtain such equitable relief without proving any additional elements.

13.5        Third-Party Beneficiaries.  There are no third-party beneficiaries of this Supply Agreement.  No provision of this Supply Agreement, express or implied, is intended or will be construed to confer upon or give to any customer or other person other than the Parties any rights, remedies, or other benefits under or by reason of this Supply Agreement.

13.6        Compliance with Law.  The Parties will at all times comply with all applicable foreign, U.S., state, and local laws, rules and regulations relating to the execution, delivery and performance of this Supply Agreement.  Each Party agrees that it will not export or reexport, resell, ship, or divert or cause to be exported or reexported, resold, shipped, or diverted directly or indirectly any software, documentation, or technical data incorporating any software to any country for which the government (or any agency thereof) of the United States, or any foreign sovereign government with competent jurisdiction requires an export license or other governmental approval without first obtaining such license or approval.

13.7        Force Majeure. Neither Party shall be liable for failure or delay in performance of its obligations under this Supply Agreement to the extent such failure or delay is caused by an act of God, act of a public enemy, war or national emergency, rebellion, insurrection, riot, epidemic, quarantine restriction, fire, flood, explosion, storm, earthquake, interruption in the supply of electricity, power, or energy, or other catastrophe, terrorist attack, labor dispute or disruption of such Party’s suppliers, or other event beyond the reasonable control of such Party.  If a Party’s performance under this Supply Agreement is affected by a force majeure event, such Party shall give prompt written notice of such event to the other Party and shall at all times use its reasonable commercial efforts to mitigate the impact of the force majeure event on its performance under this Supply Agreement.  In the event of a force majeure event as described in this Section that affects either or both Parties’ ability to perform under this Supply Agreement, the Parties agree to cooperate in good faith in order to resume the transactions contemplated by this Supply Agreement as soon as commercially possible to the extent commercially reasonable.

13.8        Amendment; Later Agreement.  This Supply Agreement may not be amended, modified, or supplemented by the Parties in any manner, except by an instrument in writing signed by Skyworks and Company and specifically reciting that it amends this Supply Agreement.  No purchase order or acknowledgement will amend this Supply Agreement. All matters designated herein as subject to agreement of the Parties must be agreed upon in a writing signed by authorized representatives of both Parties for such agreement to be effective.

13.9        Notices.  Any notice, consent, approval, or other communication intended to have legal effect to be given under this Supply Agreement (other than a purchase order or invoice) must be in writing and will be delivered (as elected by the Party giving such notice): (i) personally; (ii) by postage prepaid registered or certified airmail, return receipt requested; (iii) by express courier service; or (iv) by facsimile with a confirmation copy deposited prepaid with an express courier service.  Unless otherwise provided herein, all notices will be deemed to have been duly given on: (y) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally, by mail, or by express courier; or (z) one (1) business day after receipt by telecopy if the telecopy was accompanied by the mailing of the notice via mail or courier service.  Each Party may change its address for purposes hereof on not less than three (3) days’ prior notice to the other Party.  Notice hereunder will be sent to the following addresses (with a copy to the legal department):

If to Skyworks, to:	If to Company, to:

Skyworks Solutions, Inc.	Jazz Semiconductor

4311 Jamboree Road	c/o The Carlyle Group

Newport Beach, CA 92660	101 S. Tryon Street, 25th Floor

Attn: General Counsel	Charlotte, N.C. 28280

Telecopy: (949) 483-9576	Attn: Claudius E. Watts, IV

Telecopy: (704) 632-0299

13.10      Assignment. Except as otherwise expressly provided in this Supply Agreement, neither Party shall be permitted to assign any of its rights or delegate any of its obligations under this Supply Agreement without the prior written consent of the other Party; except that (i) Company may, without such consent, assign all such rights to any Affiliate controlling Company or to any Person providing cash financing to the Company as collateral security for such financing provided that no such assignment shall relieve Company from any of its obligations hereunder, (ii) Skyworks may, without such consent, assign all such rights to any Affiliate controlling Skyworks, provided that no such assignment shall relieve Skyworks from any of its obligations hereunder, and (iii) either Party may, without the other Party’s consent, assign all rights to any entity which acquires, directly or indirectly, all or any substantial portion of the assets or securities of such Party.  Any unauthorized assignment or transfer shall be null and void.  This Supply Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns.

13.11      Waiver.  If a Party fails to insist on performance of any of the terms and conditions, or fails to exercise any of its rights or privileges of this Supply Agreement, such failure will not constitute a waiver of such terms, conditions, rights, or privileges.

13.12      Severability.  If the application of any provision or provisions of this Supply Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Supply Agreement will not in any way be affected or impaired thereby; and (ii) such provision or provisions will be reformed without further action by the Parties and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

13.13      Counterparts and Facsimile  This Supply Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one and the same instrument.  The Parties intend that each Party will receive a duplicate original of the counterpart copy or copies executed by it.  For purposes hereof, a facsimile copy of this Supply Agreement, including the signature pages hereto, will be deemed to be an original.

13.14      Rules of Construction..  As used in this Supply Agreement, all terms used in the singular will be deemed to include the plural, and vice versa, as the context may require.  The words “hereof,” “herein,” and “hereunder” refer to this Supply Agreement as a whole, including the attached exhibits, as the same may from time to time be amended or supplemented, and not to any subdivision in this Supply Agreement.  When used in this Supply Agreement, unless otherwise expressly stated, “including” means “including, without limitation” and “discretion” means sole discretion.  Unless otherwise expressly stated, when a Party’s approval or consent is required under this Supply Agreement, such Party may grant or withhold its approval or consent in its discretion.  References to “Section” or “Exhibit” will be to the applicable section or exhibit of this Supply Agreement.  Descriptive headings are inserted for convenience only and will not be utilized in interpreting the Supply Agreement.  This Supply Agreement has been negotiated by the Parties and reviewed by their respective counsel and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

13.15      Entire Agreement.  As to the subject matter hereof: (i) this Supply Agreement, including its exhibits, sets forth the entire agreement between Skyworks and Company; (ii) no promise, inducement, understanding, or agreement not expressly contained herein has been made; and (iii) this Supply Agreement merges and supersedes any and all previous agreements, understandings, and negotiations between the Parties concerning the subject matter hereof.

[the remainder of this page is intentionally left blank]

In Witness Whereof, the parties have executed this Supply Agreement as of the Effective Date by the undersigned duly authorized representatives of each party.

Skyworks Solutions, Inc.,		Jazz Semiconductor,
a Delaware corporation		a Delaware limited liability company

By:	\s\ Kevin Barber	By:	\s\ Shu Li

Name:	Kevin Barber	Name:	Shu Li

Title:	S.V.P. Operations	Title:	CEO & President

Exhibit A - Pricing

Wafer Pricing.

Contract Price.  For Wafers purchased by Skyworks to fulfill its Wafer Volume Commitment and, except as set forth in this Supply Agreement, for all additional Wafers purchased by Skyworks during Segments 1-6 and 7-12, the price of the Wafers shall be calculated by multiplying the Moves in Exhibit B - Schedule 2 by the Fab Cost per Move set forth below, plus the cost of the raw wafer (the “Contract Price”).

Fab Cost per Move                                               $[. . . *** . . .] per probed wafer

Basic Price.  For Wafers purchased by Skyworks subsequent to Segment 18, and as otherwise set forth in this Supply Agreement, the price of the Wafers shall be the “Basic Price,” determined as set forth below, less any applicable Wafer Credit. For Wafers purchased by Skyworks in excess of the Wafer Volume Commitment during Segments 13 through 18, the price of the Wafers will increase from the Contract Price to the Basic Price on a stepped basis, as further described in Section 2.1(d)(i).

The Basic Price for each type of Wafer shall be determined upon the CNXT Effective Date and recalculated every six (6) months thereafter during the term hereof, and shall be the lesser of (a) the most favorable per-Wafer price offered by Company to any of its customers for comparable volumes and schedules during the six (6) months immediately preceding the date of calculation; or (b) the most favorable Wafer price offered by [. . . *** . . .] over the previous six (6) months for Wafers manufactured using similar process technology for comparable volumes and comparable schedules.  If no similar Wafers or terms provided by these manufacturers can be found, (y) for Specialty Wafers, Company will determine the Basic Price based on the average price per Move as sold to all customers (other than, Conexant, Conexant Affiliates, or Conexant Spin-offs) for the family of Company’s Specialty Wafer products most comparable to the Wafers in question; and (z) for Non-Specialty Wafers, the Parties will agree upon a reasonable Basic Price.

Wafer Rework Pricing.  Skyworks shall reimburse Company for any rework requested by Skyworks in an amount determined by multiplying the applicable Contract or Basic Price for the completed Wafers times a ratio determined by dividing the number of additional Moves required as a result of such rework by the total number of moves required for processing the Wafer, as set forth in Exhibit B – Schedule 2.

Probe Services and Re-probe services.

Cost (based on FY02 standards)

$/hour
Platform	JV Tester	Non-JV Tester
Trillium	[. . . *** . . .]	[. . . *** . . .]
Synchro	[. . . *** . . .]	[. . . *** . . .]
Catalyst	[. . . *** . . .]	[. . . *** . . .]

These costs are based on annual spend.  the actual cost will be the greater of this number or the actual spend reconciled at the end of each Segment. The current cost per probe has been calculated at $[. . . *** . . .] on average.

Exhibit B - Wafer Volume Commitments

Schedule 1

Skyworks will submit Purchase Orders to Company for the manufacture of Wafers in volumes sufficient to sustain [. . . *** . . .]% of the MPD purchases as follows, averaged over 364 days:

Period	# of Work Days	MPD
I (first 12 calendar month period from CNXT Effective Date)	364	[. . . *** . . .]
II (second 12 calendar month period from CNXT Effective Date)	364	[. . . *** . . .]
III (third 12 calendar month period from CNXT Effective Date)	364	[. . . *** . . .]

Conexant’s fifteen (15) month original forecast is attached as Exhibit B – Schedule 1.  Based on the forecasted demand and the mix of Wafers specified therein, the average conversion rate was established as [. . . *** . . .] Moves per Wafer.  The Skywork Wafer Volume Commitments, in MPD, are calculated as follows:

Period I:  [. . . *** . . .] WSPD x [. . . *** . . .]  = 45,000 MPD x [. . . *** . . .] % =  [. . . *** . . .] SWKS MPD = [. . . *** . . .] SWKS WSPD

Period II:  [. . . *** . . .] WOPD x [. . . *** . . .] = [. . . *** . . .] MPD x [. . . *** . . .] % = [. . . *** . . .] SWKS MPD = [. . . *** . . .] WOPD

Period III:  [. . . *** . . .] WOPD x [. . . *** . . .] = [. . . *** . . .] MPD x [. . . *** . . .] % =  [. . . *** . . .] SWKS MPD = [. . . *** . . .] WOPD

These CNXT Wafer Volume Commitments includes up to [. . . *** . . .] Engineering Wafers, of which [. . . *** . . .] % of, are allocated to Skyworks.

For determining compliance with the Skyworks Wafer Volume Commitments, the number of MPD utilized by Skyworks will be determined by converting the total quantity and type of Wafers purchased by Skyworks during the calendar year to moves based on the conversion table attached as Exhibit B – Schedule 2 and dividing this number by 364 days.  The Parties agree that Wafers that are delivered after the end of the Segment in which the original delivery date was scheduled as agreed by the Parties through no fault of Skyworks shall count toward the Wafer Volume Commitment for the Segment in which the original delivery date was scheduled as agreed by the Parties.

Exhibit B

Schedule 2

Wafer Moves Table

[. . . *** . . .]

Exhibit C -- Rules of Change, Operation and Release Procedures

[See Attached]

[. . . *** . . .]

Exhibit D – Newport Beach Fab Capacity

Maximum Capacity:

Process Family	Nwpt Bch
8” Equiv. WSPD	Cap. WSPD
1+ micron	[...***...]
0.8 um	[...***...]
0.6 um	[...***...]
0.5 um	[...***...]
0.35 um	[...***...]
0.25 um	[...***...]
0.18 um & below	[...***...]
Bipolar	[...***...]
BiCMOS	[...***...]
SiGe BiCMOS	[...***...]
Subtotal WSPD	[...***...]
ELOTS	[...***...]
Total WSPD	[...***...]
Total int vs. Ext

Exhibit E – Wafer Cycle Times

The following table sets forth the average Wafer process cycle time for the Newport Beach Fab:

PROCESS	Days Per Layer

[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

All new or unidentified processes will be added to this table once at least three (3) lots have been manufactured to set an average cycle time.  These cycle times are for planning purposes only and not an obligation for delivery, but the Company will work to meet these cycle times.

Exhibit F - Quality Specifications

I.              Released Material Specifications Report

A.            Released Material Specifications as of 10-jan-2002 11:04 PM

EXHIBIT G - DELIVERY AND LOGISTICS

[To be expanded as necessary.]

Processing Requirements.

Company shall provide the following processing for all wafers:

1.     Handling and packaging for delivery (packaging specification attached as Exhibit G – Schedule 1).

2.     Box and hold (if specified).

3.     Preparing required shipping paperwork (airway bill, export documentation).

4.     Customs clearance documentation, packing list, etc.

5.     Export control clearance.

6.     Posting delivery in [. . . *** . . .].

7.     Contacting the specified carrier.

8.     Handing product off to the specified carrier at the appropriate location.

9.     Tape and reel (when specified).

Handling and Receiving Services.  Company will provide handling and receiving services to Skyworks at the Newport Beach Fab including the following:

1.             Returned goods material authorization (RMA) receipt, notification and delivery to Skyworks quality control (per log into the appropriate information system).

2.             Receive, count, notify and deliver documents and goods delivered to the subject shipping locations for Skyworks personnel and functions.

3.             Receive Skyworks production goods (wafers, die, and/or packaged parts) and either: (a) transfer to another production location; (b) enter into Company’s Probe Services; or (c) enter into Skyworks finished goods (system) and store in a secure, physically separate and secure finished goods area as specified below.

Finished Goods Storage.  Company will provide finished goods storage for Skyworks on consistent with the following:

1.     Product storage consistent with IEEE (spec#?).

2.     Product stored in a separate and secure storage location.

3.     Inventory quantity maintained accurately in the appropriate system [. . . *** . . .] including periodic cycle counts as required to maintain accuracy.

[. . . *** . . . 14 pages omitted]

EXHIBIT H - REPORTS

Company shall prepare and provide the following reports to Skyworks.  Such reports shall be comparable in form, substance, and content to those reports prepared by the Newport Beach Fab as of the CNXT Effective Date and shall be provided in accordance with the schedule and in the form specified below:

1.     Work in process (WIP) reports – daily; electronic form

2.     E-Test (WAT/PCM) data – upon request; electronic form

3.     In-line control data – upon request; electronic or paper form

4.     Yield trend charts – upon request; electronic or paper form

5.     Customer line item performance (CLIP) – upon request; electronic or paper form

6.     On-time delivery report – weekly; electronic form

7.     Commitment to forecast – monthly; electronic form

8.     Scrap reports – daily; electronic form

9.     Capacity availability – quarterly; electronic form

10.  PPM levels – upon request; electronic form

11.  Probe data – upon request; electronic or paper form

12.  Test data – upon request; electronic form

13.  SPC (Cp/Cpk) data for key nodes – upon request; electronic form